Filed pursuant to Rule 433
Registration No. 333-161539
March 3, 2010

PRICING TERM SHEET

Underwriting Agreement dated March 3, 2010

Issuer:	Southwestern Electric Power Company
Designation:	Senior Notes, Series H, due 2040
Principal Amount:	$350,000,000
Maturity:	March 15, 2040
Coupon:	6.20%
Interest Payment Dates:	March 15 and September 15
First Interest Payment Date:	September 15, 2010
Treasury Benchmark:	4.375% due November 15, 2039
Treasury Price:	96-10+
Treasury Yield:	4.603%
Reoffer Spread:	T+160 basis points
Yield to Maturity:	6.203%
Price to Public:	99.958% of the principal amount thereof
Transaction Date:	March 3, 2010
Settlement Date:	March 8, 2010 (T+3)
Redemption Terms:	At any time at a discount rate of the Treasury Rate plus 25 basis points
Minimum Denomination:	$1,000
CUSIP:	845437 BL5
Joint Book-Running Managers:	BNP Paribas Securities Corp.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Co-Managers:	Credit Agricole Securities (USA) Inc.
RBS Securities Inc.
Sun Trust Robinson Humphrey, Inc.
Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings Ltd.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp. toll free at 1-800-854-5674, J.P. Morgan Securities Inc. collect at 1-212-834-4533, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.